EXHIBIT 99.1

NEWS RELEASE FOR MORE INFORMATION, CONTACT: Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2006 SECOND QUARTER RESULTS
TROY, Mich. (July 20, 2006) — Flagstar Bancorp, Inc. (NYSE:FBC), today reported 2006 second quarter net earnings of $28.6 million, or $0.44 per share — diluted. For the six months ended June 30, 2006 net earnings totaled $47.6 million, or $0.74 — diluted.
For the 2005 second quarter, net earnings were $27.8 million, or $0.43 per share — diluted. For the six months ended June 30, 2005, net earnings were $47.6 million, or $0.74 per share — diluted.
“We performed as we expected in a challenging environment,” said Mark Hammond, President and Chief Executive Officer. “Competitive price pressures on deposits and loans, as well as the flat yield curve, continued to strain net interest margins and loan sale margins. Nevertheless, we are actively engaged in managing the short-term challenges, while also continuing to implement our long-term strategic initiatives.
“In particular,” noted Mr. Hammond, “ we are continuing to expand our bank branch network and build our core deposit accounts. We have also been introducing new products to improve our loan origination volume and provide opportunities for non-agency securitization, while maintaining high credit standards in our held for investment portfolio. Additionally, we have been diligent in reducing overhead and making investments in systems to improve processes and workflow. Lastly, as long-term yields have risen, we have resumed our historic practice of strategically selling mortgage servicing rights as opportunities arise.”
Highlights for the 2006 second quarter include the following:
•	A return on average equity of 14.5%
•	Opening of the 145th banking center
•	Loan production of $5.3 billion, including residential mortgages of $4.9 billion
•	Loans serviced for others of $22.4 billion
•	Sale of mortgage servicing rights related to $9.9 billion in underlying loans
Balance Sheet and Capital Adequacy
Consolidated assets were $15.2 billion at June 30, 2006 as compared to $15.1 billion at December 31, 2005 and $14.9 billion at June 30, 2005. With a core capital ratio of 6.4% and a risk-based capital ratio of 11.2%, at June 30, 2006, Flagstar Bank, our wholly-owned subsidiary, was considered “well-capitalized” for regulatory purposes.
Net Interest Margin
The net interest margin for the second quarter of 2006 was 1.49%, as compared to 1.72% for the first quarter of 2006 and 1.79% for the second quarter of 2005. For the six months ended June 30, 2006 the net interest margin was 1.60% as compared to 1.90% reported for the six months ended June 30, 2005.

Retail Banking Operations
Flagstar Bank had 145 branches in operation at June 30, 2006 and expects to open approximately seven more branches by the end of 2006. During the second quarter, Flagstar completed its bank wide implementation of its Loyalty Pricing Program to build its core deposit base. This program enhanced the Company’s cross-sell ratio. The households in this program had an average of 4.8 accounts versus 1.8 accounts for other households.
Mortgage Banking Operations
Flagstar’s gain on sale spread decreased to 20 basis points during the quarter ended June 30, 2006 as compared to 33 basis points recorded during first quarter of 2006. During the 2005 second quarter, the gain decreased 27 basis points as compared to 47 basis points gain on sale. For the six months ended June 30, 2006 gain on sale decreased 6 basis points to 26 basis points as compared to 32 basis points recorded for the six months ended June 30, 2005.
During the second quarter of 2006, Flagstar sold servicing rights related to underlying loans of $9.9 billion of servicing as compared to $2.4 billion during the first quarter of 2006 and none during the second quarter of 2005. Sales of servicing rights totaled $12.2 billion for the six months ended June 30, 2006 and $2.5 billion during the same period in 2005.
At June 30, 2006, Flagstar’s mortgage servicing portfolio totaled $22.4 billion with a weighted average service fee of 35.6 basis points, a decrease from $29.2 billion at March 31, 2006 with a weighted average servicing fee of 34.8 basis points. The decrease is the result of the bulk sale that occurred in the second quarter. The capitalized value of Flagstar’s servicing portfolio was $231 million, or 1.03% of the outstanding balance of loans serviced for others, at June 30, 2006 as compared to $321 million, or 1.10%, at March 31, 2006. The estimated market value of the portfolio was $328.7 million at June 30, 2006 and $442.6 million March 31, 2006.
Asset Quality
Non-performing loans totaled $50.0 million at June 30, 2006, a decrease of $8.0 million as compared to $58.0 million recorded at March 31, 2006. Delinquencies (30 day +) as a percent of loans held for investment also decreased slightly to 0.53% at June 30, 2006, from 0.59% at March 31, 2006. At June 30, 2006, 89.9% of non-performing loans were secured by first or second mortgages on single-family homes. Single-family residential first mortgage loans held by Flagstar for investment at June 30, 2006 had an average FICO credit score of 720 and an average loan-to-value ratio of 71%.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Friday, July 21, 2006 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by email to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s website, www.flagstar.com.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (719) 457-2638 or toll free at (800) 946-0706, passcode: 7944706.
Flagstar Bancorp, which has $15.2 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. Flagstar currently operates 145 banking centers located throughout southern

Michigan, Indiana and Georgia and operates 87 loan centers in 26 states. Flagstar Bank originates loans nationwide and is one of the nation’s top 30 originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(in thousands, except share data)
(unaudited)

	At or for the three months ended			At or for the six months ended
Summary of the Consolidated	June 30,	March 31,	June 30,	June 30,	June 30,
Statements of Earnings	2006	2006	2005	2006	2005

Interest income	$192,648	$191,299	$166,111	$383,947	$329,237
Interest expense	(141,910)	(132,624)	(107,670)	(274,534)	(205,586)

Net interest income	50,738	58,675	58,441	109,413	123,651
Provision for losses	(5,859)	(4,063)	(2,903)	(9,923)	(9,150)

Net interest income after provision	44,879	54,612	55,538	99,490	114,501
Non-interest income
Loan fees and charges, net	1,239	1,611	3,213	2,850	5,835
Deposit fees and charges	5,692	4,812	4,400	10,503	7,977
Loan servicing fees, net	309	4,355	1,669	4,664	7,614
Gain on loan sales, net	9,650	17,085	32,347	26,735	41,924
Gain on MSR sales, net	34,932	8,586	2,262	43,518	6,510
Net loss on securities available for sale	—	(3,557)	—	(3,557)	—
Other income	9,750	9,731	10,978	19,481	20,570
Non-interest expenses
Compensation and benefits	(38,758)	(39,873)	(38,477)	(78,631)	(76,032)
Commissions	(20,911)	(16,967)	(22,887)	(37,878)	(43,967)
Occupancy and equipment	(16,748)	(16,908)	(18,302)	(33,656)	(34,953)
General and administrative	(10,957)	(9,871)	(11,860)	(20,828)	(23,300)
Other	(749)	(5,886)	(6,421)	(6,635)	(12,462)
Capitalized direct cost of loan closing	25,770	21,434	30,873	47,204	59,918

Earnings before federal income tax	44,099	29,163	43,333	73,260	74,135
Provision for federal income taxes	(15,457)	(10,253)	(15,533)	(25,710)	(26,557)

Net earnings	28,640	$18,910	$27,800	$47,550	$47,578

Basic earnings per share	$0.45	$0.30	$0.45	$0.75	$0.77
Diluted earnings per share	$0.44	$0.29	$0.43	$0.74	$0.74
Dividends paid per common share	$0.15	$0.15	$0.25	$0.30	$0.50
Interest rate spread	1.41%	1.57%	1.71%	1.48%	1.71%
Net interest margin	1.49%	1.72%	1.79%	1.60%	1.90%

Return on average assets	0.76%	0.50%	0.77%	0.63%	0.67%
Return on average equity	14.46%	9.73%	14.88%	12.12%	12.80%
Efficiency ratio	55.52%	67.20%	59.20%	61.06%	61.10%

Average interest earning assets	$13,650,019	$13,845,517	$13,061,681	$13,747,768	$13,108,399
Average interest paying liabilities	$13,427,419	$13,591,084	$12,795,846	$13,509,251	$12,576,554
Average stockholders’ equity	$791,998	$777,620	$747,452	$784,828	$743,618
Equity/assets ratio (average for the period)	5.22%	5.14%	5.15%	5.18%	5.25%

Ratio of charge-offs to average loans held for investment	0.23%	0.15%	0.19%	0.20%	0.19%

Summary of the Consolidated	June 30,	March 31,	December 31,	June 30,
Statements of Financial Condition:	2006	2006	2005	2005

Total assets	$15,225,864	$15,051,458	$15,075,430	$14,926,516
Loans held for sale	2,817,428	2,442,616	1,773,394	1,961,977
Loans held for investment, net	9,387,460	9,794,612	10,537,331	11,751,110
Allowance for loan losses	39,606	39,520	39,140	36,944
Servicing rights	230,984	321,167	315,678	284,331
Deposits	7,843,249	8,208,435	7,979,000	7,887,028
FHLB advances	4,290,000	3,844,000	4,225,000	5,161,035
Repurchase agreements	1,145,578	1,103,537	1,060,097	—
Stockholders’ equity	803,944	783,084	771,883	749,395

Other Financial and Statistical Data:

Equity/assets ratio	5.28%	5.20%	5.12%	5.02%
Core capital ratio	6.39%	6.33%	6.26%	6.07%
Total risk-based capital ratio	11.15%	11.20%	11.09%	10.50%

Book value per share	$12.65	$12.33	$12.21	$12.04
Shares outstanding	63,529	63,488	63,208	62,244

Loans serviced for others	$22,379,937	$29,242,906	$29,648,088	$26,646,532
Weighted average service fee (bps)	35.6	34.8	34.7	34.8
Value of servicing rights	1.03%	1.10%	1.06%	1.07%

Allowance for loan losses to non performing loans	79.2%	68.2%	60.7%	56.7%

Allowance for loan losses to loans held for investment	0.42%	0.40%	0.37%	0.31%

Non performing assets to total assets	0.99%	1.00%	0.98%	0.93%

Number of bank branches	145	141	137	128
Number of loan origination centers	87	97	101	114
Number of employees (excluding loan officers & account executives)	2,548	2,421	2,405	2,431
Number of loan officers and account executives	530	594	689	800

Flagstar Bancorp, Inc.
Loan Originations
(in millions)
(unaudited)

	For the three months ended						For the six months ended
Loan type	June 30, 2006%		March 31, 2006%		June 30, 2005%		June 30, 2006%		June 30, 2005%

Residential mortgage loans	$4,901	93.2	$4,348	93.0	$7,104	94.3	$9,249	93.1	$14,317	94.8
Consumer loans	194	3.7	180	3.8	323	4.3	374	3.8	571	3.8
Commercial loans	165	3.1	146	3.2	104	1.4	311	3.1	214	1.4

Total loan production	$5,260	100.0	$4,674	100.0	$7,531	100.0	$9,934	100.0	$15,102	100.0

Gain on Loan Sales
(in thousands)
(unaudited)

	For the three months ended			For the six months ended
Description	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Net gain on loan sales	$9,651	$17,084	$32,347	$26,735	$41,924
Plus: FASB 133 adjustment	(3,337)	(5,381)	(5,866)	(8,718)	(9,001)
Plus: secondary market reserve	1,420	1,006	1,282	2,426	2,463

Gain on loan sales	$7,734	$12,709	$27,763	$20,443	$35,386

Loans sold	$3,964,625	$3,894,070	$5,891,492	$7,858,695	$11,329,539

Sales spread	0.20%	0.33%	0.47%	0.26%	0.32%

Loans Held for Investment
(in thousands)
(unaudited)

Description	June 30, 2006		March 31, 2006		Dec. 31, 2005		June 30, 2005

First mortgage loans	$7,091,818	75.2%	$7,309,685	74.3%	$8,248,897	78.0%	$9,371,300	79.5%
Second mortgage loans	470,885	5.0%	762,918	7.8%	700,492	6.6%	293,582	2.5%
Commercial real estate loans	1,210,212	12.8%	1,091,179	11.1%	995,410	9.4%	850,260	7.2%
Construction loans	62,847	0.7%	63,998	0.7%	65,646	0.6%	67,749	0.6%
Warehouse lending	190,466	2.0%	187,610	1.9%	146,694	1.4%	289,244	2.5%
Consumer loans	389,167	4.1%	406,267	4.1%	410,920	3.9%	908,185	7.7%
Non-real estate commercial loans	11,670	0.1%	12,475	0.1%	8,411	0.1%	7,732	0.1%

Total loans held for investment	$9,427,065	100.0%	$9,834,132	100.0%	$10,576,470	100.0%	$11,788,052	100.0%

Deposit Portfolio
(in thousands)
(unaudited)

Description	June 30, 2006		March 31, 2006		Dec. 31, 2005		June 30, 2005
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
	($ '000)	(%)	($ '000)	(%)	($ '000)	(%)	($ '000)	(%)

Demand deposits	$340,843	0.75	$355,487	0.64	$374,816	0.60	$331,842	0.69
Savings deposits	184,103	1.65	207,131	1.41	239,215	1.52	388,363	1.78
Money market deposits	656,902	3.89	661,067	3.24	781,087	2.98	1,027,099	2.77
Certificates of deposits	3,723,086	4.50	3,687,232	4.25	3,450,450	3.94	2,819,086	3.67

Total retail deposits	4,904,934	4.06	4,910,917	3.74	4,845,568	3.41	4,566,390	3.09

Municipal deposits	1,448,077	5.16	1,688,691	4.75	1,353,633	4.30	1,463,333	3.41
Wholesale deposits	1,490,238	3.53	1,608,827	3.48	1,779,799	3.42	1,857,305	3.28

Total deposits	$7,843,249	4.17	$8,208,435	3.89	$7,979,000	3.56	$7,887,028	3.19

Asset Quality & Reserves
(in thousands)
(unaudited)

	Delinquencies at
	June 30, 2006		March 31, 2006		Dec. 31, 2005		June 30, 2005
Days delinquent	June 30, 2006%		$	%	$	%	$	%

30	$28,703	30.5	$24,462	24.5	$30,972	26.7%	$28,728	24.3%
60	15,253	16.2	17,244	17.3	20,456	17.7%	24,155	20.5%
90	49,530	52.7	56,469	56.7	61,816	53.3%	65,003	55.1%
Matured — Delinquent	497	0.5	1,501	1.5	2,650	2.3%	165	0.1%

Total	$93,983	100.0	$99,676	100.0	$115,894	100.0%	$118,051	100.0%

Investment loans	$9,427,065		$9,834,132		$10,576,471		$11,784,482

Delinquency % (90+ Days and Matured)	0.53%		0.59%		0.61%		0.55%

	Non-Performing Loans and Assets at
	June 30, 2006	March 31, 2006	Dec. 31, 2005	June 30, 2005

Non-Performing Loans	$50,027	$57,970	$64,466	$65,168
As a Percentage of Investment Loans	0.53%	0.59%	0.61%	0.55%
Non-Performing Assets	$150,369	$150,975	$146,967	$137,922
As a Percentage of Total Assets	0.99%	1.00%	0.98%	0.93%